As filed with the Securities and Exchange Commission on April 10, 2000
                                                    Registration No. 333-

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                  ------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  -------------

                            COVOL TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)


                 Delaware                                 87-0547337
                 --------                                 ----------
      (State or Other Jurisdiction of                  (I.R.S. Employer
      Incorporation or Organization)                Identification Number)

                            3280 North Frontage Road
                              Lehi, Utah 84043-9534
                                 (801) 768-4481
                           --------------------------
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)

                                 Kirk A. Benson
                       Chairman of the Board of Directors
                            3280 North Frontage Road
                              Lehi, Utah 84043-9534
                                 (801) 768-4481
                          ---------------------------
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                    Copy to:

                               Harlan M. Hatfield
                            Covol Technologies, Inc.
                            3280 North Frontage Road
                              Lehi, Utah 84043-9534
                                 (801) 768-4481

                                    -------

         Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                ----------------

                        CALCULATION OF REGISTRATION FEE:


o   Title of Each Class of Securities to Be
    Registered:                                   Common Stock ($.001 par value)
o   Amount to Be Registered:                      4,228,689 shares (1)
o   Proposed Maximum Offering Price Per
    Share (2)                                     $1.59
o   Proposed Maximum Aggregate Offering
    Price (2)                                     $6,723,616
o   Amount of Registration Fee (2)(3)             $1,775.03

(1) Shares which may be resold by the selling stockholders. No consideration will be received by the Registrant for such shares being registered hereby.
(2) Calculated in accordance with Rule 457(c) on the basis of the average of the high and low prices as of April 7, 2000 of Registrant's Common Stock as reported by The Nasdaq National Market(SM).
(3) Registration Fee is calculated on the basis of $264 per $1,000,000 of the Proposed Maximum Aggregate Offering Price.

                    -----------------------------------------

         Covol hereby amends this Form S-3 on such date or dates as may be necessary to delay its effective date until Covol shall file a further amendment which specifically states that this Form S-3 shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Form S-3 shall become effective on such date as the SEC, acting pursuant to said
Section 8(a), may determine.

         The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the Form S-3 filed with the SEC is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary prospectus                Subject to Completion dated April 10, 2000


                                   Prospectus

                                4,228,689 SHARES

                            COVOL TECHNOLOGIES, INC.

                                  COMMON STOCK

         This is an offering of shares of common stock of Covol Technologies, Inc. Only the selling stockholders are offering shares to be sold in the offering. Covol is not selling any shares in the offering.

         Covol's common stock is quoted on The Nasdaq Stock Market(SM) under the symbol CVOL. On April 7, 2000, the last reported sale price for the common stock on The Nasdaq Stock Market(SM) was $1.63 per share.

         Covol's executive offices and telephone number are:

                           3280 North Frontage Road
                           Lehi, Utah  84043-9534
                           (801) 768-4481

This investment involves high risks. See "Risk Factors" beginning on page 3.

                              --------------------

The common stock offered in this prospectus has not been approved by the SEC or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                                   -----------



                  The date of this prospectus is April __, 2000

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                               ------------------
                                TABLE OF CONTENTS
                               ------------------
                                                                           Page

RISK FACTORS..............................................................  3

FORWARD LOOKING STATEMENTS..................................................9

AVAILABLE INFORMATION..................................................... 10

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................... 11

MATERIAL CHANGES.......................................................... 11

USE OF PROCEEDS........................................................... 12

SELLING STOCKHOLDERS...................................................... 12

PLAN OF DISTRIBUTION...................................................... 15

LEGAL MATTERS............................................................. 15

EXPERTS................................................................... 16

                                  RISK FACTORS

         You should consider carefully the following risk factors and other information in this document before investing in our common stock.

We Have a History of Losses; No Assurance of Profit

         We have incurred total losses of approximately $74,000,000 from February 1987 through December 31, 1999. All quarters have had net losses, including a loss of approximately $1,900,000 for the quarter ended December 31, 1999. We may not be profitable in the future. We are dependent on collection of license fees and other payments from licensees for revenue.

Ongoing Financial Viability Depends on Operations Success for License Revenues

         Our existence depends on the ability of our licensees to produce and sell synthetic fuel which will generate license fees to us. There are twenty-four synthetic fuel plants that utilize our patented technology and from which we intend to earn license fees. There are four additional facilities which utilize a technology that we acquired during fiscal 1999. Collectively, these 28 facilities do not presently operate at levels needed to generate adequate revenues to us. Improved operations at each of these plants depends on the ability of the plant owner to produce a marketable quality of synthetic fuel, and the ability of the plant owner to market the synthetic fuel. Licensees must successfully address all operating issues, including but not limited to, feedstock availability, cost, moisture content, Btu content, correct binder formulation, operability of equipment, product durability, resistance to water absorption and overall costs of operations, which in many cases to date have resulted in unit costs in excess of resale prices. It is not certain what time will be required to resolve these operating issues or whether these issues can be resolved, and it is not certain how much time will be required for the synthetic fuel to obtain market acceptance. These problems are in some ways beyond our control.

Our Owned Facilities Have Not Been Sold When Expected and Have Substantial Operating Cash Needs

         We have one remaining synthetic fuel facility to be sold. Operation of this facility and the other three facilities recently sold has required a substantial amount of cash. From September 1999 through March 2000, we obtained debt and equity financing which provided net proceeds of approximately
$8,000,000. These proceeds, along with proceeds from the sale of a synthetic fuel facility in December 1999 and the sale of another synthetic fuel facility in January 2000, are being used for operating expenses and debt service requirements until sufficient operating revenues are generated and the remaining facility is sold. It is not certain when or whether earned royalties from licensees will be sufficient to meet operating and debt service requirements. Therefore, we do not know how long the current capital will last. We are continuing to reduce operating costs, but further potential cost reductions are limited due to our need to work with licensees in order to increase earned royalties. Marketing difficulties have kept us from generating sales revenues equal to operating expenses, negatively affecting cash flows and increasing capital requirements. We are actively trying to sell the remaining facility and enter into license agreements under which we would be paid earned royalties based on production. However, there can be no assurance that the facility will be sold or that if it is sold, that it will be on favorable terms to us or that we will be able to enter into license agreements and be paid royalties based on production.

Debt Terms and Covenants Restrict Our Activities

         On March 17, 1999 we entered into debt and equity financing that contains restrictions on business activities and covenants for future activities. We also agreed to meet specific quarterly earnings targets beginning with the quarter ending December 31, 1999 and for subsequent quarters. The consolidated earnings target for the quarter ended December 31, 1999, adjusted principally for interest, taxes, depreciation and amortization, was $5,000,000 and was met. The earnings target increases in subsequent quarters. These terms and conditions also restrict or prohibit specific activities without debt and equity holder approval, including for example, materially changing the business of Covol, incurring more than $4,000,000 of additional indebtedness, entering into a merger, reorganization, recapitalization, or similar transaction, selling or encumbering of assets, making capital expenditures greater than $300,000 or 15 percent of EBITDA, repurchasing equity securities and issuing debt or equity securities in a senior position. Non-compliance could result in immediate convertibility, acceleration of repayment, increased interest charges or assignment of royalty payments from related collateral. See our Form 8-K filed March 24, 1999 and the 1999 Form 10-K for a discussion of these debt terms.

We or our Licensees May Not Qualify for Tax Credits Granted by Congress to Encourage Production of Alternative Fuels

         Section 29 of the Internal Revenue Code provides a tax credit for the production and sale of qualified synthetic fuel. We received a private letter ruling from the IRS in which the IRS agrees that synthetic fuel manufactured using our technology qualifies for the Section 29 tax credits. At least seven other private letter rulings have been issued by the IRS to licensees of our technology. These rulings may be modified or revoked by the IRS if the IRS adopts regulations that are different from these rulings. Also, a private letter ruling may not apply if the actual practice differs from the information given to the IRS for the ruling. Therefore, tax credits may not be available in the future, which would materially adversely impact us. See our Form 10-K for fiscal year 1999, "ITEM 1. BUSINESS - Tax Credits" for an explanation of qualifications for Section 29 tax credits.

         Based upon the language of Section 29 of the tax code and private letter rulings issued by the IRS to us and our licensees, we and our licensees believe the synthetic fuel facilities built and completed by June 30, 1998 are eligible for Section 29 tax credits. However, the ability to claim the tax credits is dependent upon a number of conditions including, but not limited to, the following:

         o The facilities were constructed pursuant to a binding contract entered into on or before December 31, 1996;
         o All steps were taken for the facility to be considered placed in service;
         o Manufacturing procedures are applied to produce a significant chemical change and hence a "qualified fuel";
         o        The synthetic fuel is sold to an unrelated party; and
         o The owner of the facility is in a tax paying position and can therefore use the tax credits.

         The IRS may challenge us or our licensees on any one of these or other conditions. Also, we or our licensees may not be in a financial position to claim the tax credits if we or they are not profitable. In addition, the Section 29 credit is subject to phase out after the unregulated oil price reaches a certain level, adjusted annually for inflation. The most recent published information is for 1999 and based on that information, the credit would begin to be phased out if the unregulated oil price reached a price of approximately $47.03 per barrel and would be completely phased out if the price reached approximately $59.04 per barrel. The 1999 unregulated oil price as published by the IRS was $15.56 per barrel. The inability of a licensee to claim tax credits would reduce our income from the licensees.

         Our  accounting  and  valuation  procedures  assume  qualification  for
Section 29 tax credits so that synthetic fuel production will continue to be the highest and best use of the synthetic fuel equipment and facilities. If the synthetic fuel facilities lose their qualification under Section 29, the equipment and facilities could be overvalued in any alternative highest and best use.

Synthetic Fuel Facilities May Not Be Commercially Viable After the Tax Credits Expire

         The  synthetic  fuel  facilities  that  qualify for tax  credits  under
Section 29 of the code receive economic benefits from the tax credits in addition to the benefits, if any, from operations. It is possible that synthetic fuel facilities that are not eligible for tax credits cannot be built and operated profitably.

         Section 29 expires on December 31, 2007 after which tax credits will not apply to the synthetic fuel facilities. In order to remain competitive and commercially viable after 2007, licensees must manage their costs of production and feedstock, and they must also develop the market for synthetic fuel with adequate prices to cover the costs.

Other Applications of Our Technology May Not Be Commercially Viable

         We have developed and patented technologies related to the briquetting of wastes and by products from the coal, coke and steel industries. We have also tested in the laboratory the briquetting of other materials. However, to date we have only commercialized our coal-based synthetic fuel application. The other applications have not been commercialized or proven out in full-scale operations. We may not be able to employ these other applications profitably. See our Form 10-K for fiscal year 1999, "ITEM 1. BUSINESS - Background" for a discussion of non-coal applications of our technology.

New Technologies and Other New Business Plans May Not Be Commercially Viable

         In addition to our efforts to develop our technology in non-coal applications, Covol is investigating the commercialization of the technologies of others. Covol is also investigating business opportunities unrelated to technology commercialization. All of Covol's future business plans outside of the coal-based synthetic fuel industry are at an early stage of development, will require significant time and capital investment, and may not prove to be profitable. Covol's implementation of new business plans will likely require the approval of Covol's Board and the March 1999 debt and equity holder because of covenants restricting Covol's activities.

We May Be Unable to Obtain Necessary Additional Funding

         We have significant cash outflow requirements for:

o        debt repayments,
o        working capital, and
o        implementation of our business strategy.

         The current amount of outstanding debt is approximately $26,000,000, of which approximately $14,500,000 is due between now and December 31, 2000 Substantially all facilities and equipment held for sale and most of Covol's property, plant and equipment and license fees payable to us from the production and sale of synthetic fuel from owned and licensed synthetic fuel facilities are collateral for debt.

         Our cash needs will differ depending on the operations of the licensees' synthetic fuel facilities and the timing of the sale of the remaining facility which is currently held for sale. There can be no assurance that we will sell the facility or be able to raise any additional funds when needed on terms acceptable to us.

We are Dependent Upon Third Party Licensees for Commercial Application of Technology

         We depend on licensees to commercially employ our synthetic fuel technology. The payments received by us as royalties and from sales of our patented chemical binder to the facilities are directly related to the level of production and sales of the synthetic fuel. There is no assurance that our licensees will be able to operate the facilities at a sufficient level of production to provide adequate payments to us to meet our ongoing financial needs. See our Form 10-K for fiscal year 1999, "ITEM 1. BUSINESS - Synthetic Fuel Manufacturing Facilities" for a list of our licensees and a discussion of our license and royalty agreements with them.

Market Acceptance of Synthetic Fuel Products is Uncertain

         We are uncertain of the market acceptance of products manufactured using our technology. Synthetic fuel is a relatively new product and competes with standard coal products. Industrial coal users must be satisfied that the synthetic fuel is a suitable substitute for standard coal products. Moisture, hardness, special handling requirements and other characteristics of the synthetic fuel product may affect its marketability, including sales price. Our licensees may be unable to meet the product quality requirements of all their customers. Many industrial coal users are also limited in the amount of synthetic fuel product they can purchase from our licensees because they have committed a substantial portion of their coal requirements through long-term contracts. Reliance on spot markets have generally produced lower resale prices compared to long-term coal supply contracts in the utility industry. For these and other possible reasons, customers may not purchase the synthetic fuel products made with our technology. To date our licensees have secured contracts for the sale of only a portion of their production. The suitability of synthetic fuel as a coal substitute and particularly the quality characteristics of synthetic fuel, the overall downward trend in coal prices, and the traditional long-term supply contract practices of fuel buying in the utility industry have made the identification of purchasers of synthetic fuel difficult. We do not know if licensees will be able to secure market contracts for their synthetic fuel products at full production levels.

Supply of Sufficient Raw Materials for Synthetic Fuel Facilities is Not Assured

         Our licensees have not secured all the raw materials needed to operate all of the facilities for the full term of the tax credit. Some of the owners of facilities are constructing coal washing facilities to provide feedstock and some of the facilities may have to be moved to sites with enough raw materials for operation. See our Form 10-K for fiscal year 1999, "ITEM 1. BUSINESS - Supply of Raw Materials" for a discussion of the principal sources of raw materials.

We Must Comply With Government Environmental Regulations

         The synthetic fuel facilities which use our technology must satisfy regulations regarding the discharge of pollutants into the environment. We or the facility owners may be subject to fines for any violation of regulations due to design flaws, construction flaws, or operation errors. A violation may prevent a facility from operating until the violation is cured. We or our licensees may be liable for environmental damage from facilities not operated within environmental guidelines. See our Form 10-K for fiscal year 1999, "ITEM
1. BUSINESS - Government Regulation" for a discussion of the principal areas of federal and state regulation which we are subject to.

We have Significant Competitors

         We experience competition from:

         o        Other   alternative   fuel  technology   companies  and  their
                  licensees,
         o Companies that specialize in the disposal and recycling of waste products generated by coal, coke, steel and other resource production, and
         o        Traditional coal, fuel, and natural resource suppliers.

         Competition may come in the form of the licensing of competing technologies or in the marketing of similar products. We currently have limited experience in manufacturing and marketing. Many of our competitors have greater financial, management and other resources than we have. We may not be able to compete successfully. See our Form 10-K for fiscal year 1999, "ITEM 1. BUSINESS
- Competition" for a discussion of the competitors in the synthetic fuel industry that we are aware of.

Limitation on Protection of Key Intellectual Property

         We rely on patent, trade secret, copyright and trademark law, as well as confidentiality agreements and other security measures to protect our intellectual property. These rights or future rights or security measures may not protect our interests in present and future intellectual property. Competitors may successfully contest our patents or may use concepts and processes which enable them to circumvent our technology. See our Form 10-K for fiscal year 1999, "ITEM 1. BUSINESS - Proprietary Protection" for a list of our trade names, patents and other intellectual property and a discussion of its value to us.

Technological Developments by Third Parties Could Increase Our Competition

         Alternative fuel sources and the recycling of waste products are the subject of extensive research and development by our competitors. If a competitive technology were developed which greatly increased the demand for waste products or reduced the costs of alternative fuels or other resources, the economic viability of our technology would be adversely affected.

         Furthermore, we may not be able to develop or refine our technology to keep up with future synthetic fuel requirements or to commercialize the other applications of our technology as discussed in our business strategy. See our Form 10-K for fiscal year 1999, "ITEM 1. BUSINESS - Background" for a discussion of our efforts to continue to develop and refine our technology.

Operations Liability May Exceed Insurance Coverage

         We are subject to potential operational liability, such as injuries to employees or third parties, which are inherent in the manufacturing of industrial products. While we have obtained casualty and property insurance in the amount of $10,000,000, with the intent of covering these risks, there can be no assurance that our operations will not expose us to operational liabilities beyond our insurance coverage.

No Dividends Are Contemplated in the Foreseeable Future

         We have never paid and do not intend to pay dividends on common stock in the foreseeable future. In addition, dividends on common stock cannot be paid until cumulative dividends on our outstanding preferred stock are fully paid. Our ability to pay dividends without approval of the debt and equity holders is also restricted and prohibited by covenant as long as the debt and equity issued in our March 1999 financing is outstanding.

Common Stock Price May Continue to be Volatile

         Our common stock is currently traded on The Nasdaq Stock Market(SM). The market for our common stock has been volatile. Factors such as announcements of production or marketing of synthetic fuel from the synthetic fuel facilities, technological innovations or new products or competitors announcements, government regulatory action, litigation, patent or proprietary rights developments, and market conditions in general could have a significant impact on the future market for our common stock. You may not be able to sell our common stock at or above your purchase price.

Preferred Dividends Accumulate Until Paid and Must Be Paid Prior to Any Dividends to Holders of Common Stock

         We have issued preferred stock that has preferential dividend rights, which dividends will accumulate if unpaid. Dividends on common stock are prohibited until the preferential rights of the preferred stock are satisfied. If we are liquidated, the preferred stockholders are entitled to liquidation proceeds after creditors but before common stockholders. The preferred stock can be converted to common stock. See our Form 8-K filed March 24, 1999 for a discussion of rights of the preferred stock.

Conversion of Convertible Securities May Dilute Stockholders

         We have issued a significant amount of securities which are convertible into common stock. As of April 7, 2000, we had approximately 22,000,000 shares of common stock outstanding and approximately 10,000,000 additional shares are issuable upon conversion of convertible preferred stock and convertible debt, and upon exercise of warrants and options. To the extent warrants, options and other convertible securities are converted into common stock, stockholder interests in us will be diluted. If the market value of the common stock decreases significantly, the offering price per share in our private placements or public offerings as well as the conversion price of the outstanding convertible securities, may decrease causing dilution of ownership to other stockholders.

Dilution of Stockholders Due to Sales of Common Stock and Conversion of Convertible Securities May Affect Our Ability to Raise Additional Capital

         Sales of common stock and convertible preferred stock, and the exercise of options, warrants and other convertible securities may have an adverse effect on the trading price of and market for our common stock. We may sell or issue common stock or convertible securities in the future at market prices or at prices below the current market price, which issuance would cause dilution to stockholders.

Registration Rights may Affect our Ability to Raise Additional Capital

         A significant portion of shares we have issued in private placements and shares underlying our outstanding convertible securities are subject to registration rights. Potential investors may be concerned that the public resale of the registered shares would negatively affect the market price for our common stock. Our ability to raise additional capital may therefor be impaired. The current registration rights also limit our ability to grant registration rights required in the future by potential investors.

Potential Liabilities could Result from the Sale and Resulting Relocation of Synthetic Fuel Facilities

         In connection with the development and construction of the synthetic fuel facilities held for sale, we entered into certain agreements. These agreements call for sharing royalties received from these facilities, paying amounts for the operation of the facilities, purchasing feedstock from certain parties, paying marketing fees to certain parties for the sale of production from these facilities and performing certain other commitments. Sale and relocation of these facilities will require us to terminate most if not all of these agreements. Termination of these agreements will result in potential liabilities to these various parties. We do not currently know what these liabilities will be, but they could be significant.

         These settlement charges could significantly reduce future earnings from operations or increase future losses form operations. These charges could have a significant impact on the future price and market for our common stock.

                           FORWARD LOOKING STATEMENTS

         Statements regarding Covol's expectations as to the financing, development, construction, operation and sale of facilities utilizing the Covol binder technologies, the marketing of products, the receipt of licensing fees, the ability to extend or refinance existing obligations, and other information about Covol that are not purely historical by nature, including those statements regarding Covol's future business plans, the operation of facilities, the estimated capacity of facilities, the availability of coal fines, the marketability of the synthetic fuel and other briquettes and the financial viability of the facilities, constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Covol believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. In addition to matters affecting Covol's industry or the coal industry or the economy generally, factors which could cause actual results to differ from expectations stated in these forward looking statements include, among others, the following:

(1)      The commercial success of the Covol binder technologies.
(2)      Successful sale of the Covol owned synthetic fuel facility.
(3) Operating issues for licensed facilities including feedstock availability, moisture content, Btu content, correct application of binder formulation, operability of equipment, product durability, resistance to water absorption and overall costs of operations.
(4) Marketing issues relating to market acceptance of products manufactured using Covol's technology, including control of moisture content, hardness, special handling requirements and other characteristics of the synthetic fuel product which affect its marketability and its sales price.
(5) Securing of necessary sites, including permits and raw materials, for relocation and operation of facilities.
(6) Maintenance of placed in service requirements under Section 29 of the tax code by synthetic fuel manufacturing facilities.
(7)      Ability to obtain  needed  additional  capital on terms  acceptable  to
         Covol.
(8) Changes in governmental regulations or failure to comply with existing regulations which may result in operational shutdowns of Covol or licensee facilities.
(9)      The availability of tax credits under Section 29 of the tax code.
(10) The commercial feasibility of the Covol synthetic fuel technologies upon the expiration of Section 29 tax credits.
(11) Ability to meet financial commitments under existing contractual arrangements.
(12) Ability to meet non-financial commitments under existing contractual arrangements.
(13) Ability to commercialize the non-synthetic fuel related Covol binder technologies which have only been tested in the laboratory and not in full-scale operations.
(14) Ability to commercialize the technology of others and implement non-technology based business plans which are at an early stage of investigation and which will require significant time and capital investment.
(15) Dependence on licensees to successfully implement Covol binder technologies and make license and other payments to Covol.
(16) The market acceptance of products manufactured with Covol binder technologies in the face of competition from traditional products.
(17) Ability to produce products with Covol binder technologies with acceptable hardness, moisture level, and other characteristics.
(18) Success in the face of competition by others producing synthetic fuel and other recycled products.
(19)     Sufficiency of intellectual property protections.


                              AVAILABLE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also read and copy these documents at the offices of The Nasdaq Stock Market(SM) in Washington, D.C.

         This prospectus is part of a Form S-3 registration statement that we filed with the SEC. This prospectus provides you with a general description of the securities that may be offered for sale, but does not contain all of the information that is in the registration statement. To see more detail, you should read the entire registration statement and the exhibits filed with the registration statement.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until all of the securities are sold. Our file number with the SEC is 0-27808.

o        Current report on Form 8-K filed March 24, 1999,
o        Current report on Form 8-K filed November 10, 1999,
o Annual report on Form 10-K filed January 13, 2000, for the fiscal year ended September 30, 1999,
o        Proxy statement dated January 19, 2000 and filed January 20, 2000,
o Current report on Form 8-K filed January 24, 2000, as amended on Form 8-K/A filed March 16, 2000,
o Quarterly report on Form 10-Q filed February 14, 2000, for the quarterly period ended December 31, 2000,
o        Current report on Form 8-K filed February 22, 2000,
o        Current report on Form 8-K filed March 2, 2000,
o        Current report on Form 8-K filed March 22, 2000,
o        Current report on Form 8-K filed March 30, 2000, and
o Description of securities contained in Item 11 of Covol's Registration Statement on Form 10/A, Amendment No. 2 filed April 24, 1996.

         You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                      Investor Relations Department
                      Covol Technologies, Inc.
                      3280 North Frontage Road
                      Lehi, Utah 84043-9534
                      Telephone Number: (801) 768-4481


                                MATERIAL CHANGES

         The Company has experienced the following material events since the date of filing of its last Quarterly Report on Form 10-Q:

         Nasdaq Stock Market(SM) Listing

         On January 18, 2000, we received a letter from Nasdaq informing us that Covol may not meet continued listing requirements of The Nasdaq Stock Market(SM). We submitted our response, and on February 11, 2000, we received a letter from Nasdaq notifying us that our listing would be continued subject to Covol meeting certain conditions on or before March 31, 2000. These conditions were met and we have been notified by Nasdaq that Covol meets all Nasdaq listing requirements.

         Sale of Common Stock

         On March 23, 2000, we sold approximately 3,630,000 shares of common stock in a private placement at a price of $1.36 per share. Total net proceeds from this sale approximated $4,700,000.

         On April 5, 2000, we sold approximately 380,000 shares of common stock in a private placement with certain officers and directors of Covol at a price of $1.56 per share. Total net proceeds from this sale approximated $600,000. In connection with this placement, warrants for the purchase of approximately 130,000 shares of common stock were issued. The warrants have an exercise price of $1.56 and are exercisable through March 2005.

                                 USE OF PROCEEDS

         The net proceeds from the sale of common stock will be received by the selling stockholders. Covol will not receive any of the proceeds from any sale of the shares by the selling stockholders.

                              SELLING STOCKHOLDERS

         The information in the table below is taken as of April 7, 2000. The selling stockholders listed in the table do not necessarily intend to sell any of their shares. Covol filed the registration statement which includes this prospectus due to registration rights granted to the selling stockholders, not because the stockholders had expressed an intent to immediately sell their shares.

                                                                                      Shares Beneficially Owned After
                                            Number of Shares                                   the Offering,
                                        Beneficially Owned Prior     Shares to be         Assuming All Registered
               Name of                      to the Offering,        Registered for            Shares Are Sold
          Beneficial Owner               Including Convertible        Sale in the     ---------------------------
                                               Securities             Offering(1)           Number        Percent(2)
-------------------------------------- --------------------------- ------------------ ------------------ --------------
Ron Alford                                                 11,250             11,250                  0              0
-------------------------------------- --------------------------- ------------------ ------------------ --------------
Tony Alford                                               153,750            153,750                  0              0
-------------------------------------- --------------------------- ------------------ ------------------ --------------
Alpine Securities Corporation (3)
(broker)                                                  181,436            181,436                  0              0
-------------------------------------- --------------------------- ------------------ ------------------ --------------
Assarion, Inc. (3)                                         10,000             10,000                  0              0
-------------------------------------- --------------------------- ------------------ ------------------ --------------
Banyan Investment Co. (3)
(former limited partner)                                  283,496            225,000             58,496   Less than 1%
-------------------------------------- --------------------------- ------------------ ------------------ --------------
Kirk A. Benson (Officer and Director)                     665,948            159,283            506,665
                                                         w364,661            w55,749           w308,912           3.7%
-------------------------------------- --------------------------- ------------------ ------------------ --------------
Doreen Brades                                               3,500              3,500                  0              0
-------------------------------------- --------------------------- ------------------ ------------------ --------------

                                       12

                                                                                      Shares Beneficially Owned After
                                            Number of Shares                                   the Offering,
                                        Beneficially Owned Prior     Shares to be         Assuming All Registered
               Name of                      to the Offering,        Registered for            Shares Are Sold
          Beneficial Owner               Including Convertible        Sale in the     ---------------------------
                                               Securities             Offering(1)           Number        Percent(2)
-------------------------------------- --------------------------- ------------------ ------------------ --------------
Kathy Carter  (broker)                                     25,400             25,000                400   Less than 1%
-------------------------------------- --------------------------- ------------------ ------------------ --------------
Alex Chaffetz                                              50,000             50,000                  0              0
-------------------------------------- --------------------------- ------------------ ------------------ --------------
John Chaffetz                                              15,000             15,000                  0              0
-------------------------------------- --------------------------- ------------------ ------------------ --------------
William R. Crismon                                         35,000             35,000                  0              0
-------------------------------------- --------------------------- ------------------ ------------------ --------------
Kara C. D'Ambrosio                                         36,000             35,000              1,000   Less than 1%
-------------------------------------- --------------------------- ------------------ ------------------ --------------
Louis J. (former limited partner)
& Christianne D'Ambrosio                                   24,700             23,500              1,200   Less than 1%
-------------------------------------- --------------------------- ------------------ ------------------ --------------
Louis J. D'Ambrosio IRA                                   153,939            128,000             25,939   Less than 1%
-------------------------------------- --------------------------- ------------------ ------------------ --------------
Sue D'Ambrosio                                             36,000             35,000              1,000   Less than 1%
-------------------------------------- --------------------------- ------------------ ------------------ --------------
Don Danks (finder)                                        300,000            300,000                  0              0
-------------------------------------- --------------------------- ------------------ ------------------ --------------
                                                           35,000             35,000
The Davids' Goliath Fund, LP                              w20,000                               w20,000   Less than 1%
-------------------------------------- --------------------------- ------------------ ------------------ --------------
Don  De Cristo                                             35,000             35,000                  0              0
-------------------------------------- --------------------------- ------------------ ------------------ --------------
Devor-Aft Associates                                       75,000             75,000                  0              0
-------------------------------------- --------------------------- ------------------ ------------------ --------------
David Dorton                                               35,000             35,000                  0              0
-------------------------------------- --------------------------- ------------------ ------------------ --------------
James R. Fliege IRA                                        35,000             35,000                  0              0
-------------------------------------- --------------------------- ------------------ ------------------ --------------
Frank J. Gillen                                            25,000             25,000                  0              0
-------------------------------------- --------------------------- ------------------ ------------------ --------------
                                                           25,500             20,000              5,500
GT Investments, Inc.                                       w5,500                                w5,500   Less than 1%
-------------------------------------- --------------------------- ------------------ ------------------ --------------
Lloyd A. Hardcastle                                        36,500             35,000              1,500   Less than 1%
-------------------------------------- --------------------------- ------------------ ------------------ --------------
Randy Henderson                                           110,000            110,000                  0              0
-------------------------------------- --------------------------- ------------------ ------------------ --------------
Holman Associates Pension Plan                             36,800             36,800                  0              0
-------------------------------------- --------------------------- ------------------ ------------------ --------------
Larry C. Holman                                            13,200             13,200                  0              0
-------------------------------------- --------------------------- ------------------ ------------------ --------------
Jadijo, Inc.                                              300,000            300,000                  0              0
-------------------------------------- --------------------------- ------------------ ------------------ --------------
W. Reed Jensen                                             72,000             55,000             17,000   Less than 1%
-------------------------------------- --------------------------- ------------------ ------------------ --------------

                                       13

                                                                                      Shares Beneficially Owned After
                                            Number of Shares                                   the Offering,
                                        Beneficially Owned Prior     Shares to be         Assuming All Registered
               Name of                      to the Offering,        Registered for            Shares Are Sold
          Beneficial Owner               Including Convertible        Sale in the     ---------------------------
                                               Securities             Offering(1)           Number        Percent(2)
-------------------------------------- --------------------------- ------------------ ------------------ --------------
Michael Khaled                                            185,000            185,000                  0              0
-------------------------------------- --------------------------- ------------------ ------------------ --------------
Dennis D. Leonard                                          35,000             35,000                  0              0
-------------------------------------- --------------------------- ------------------ ------------------ --------------
David Mock                                                 35,000             35,000                  0              0
-------------------------------------- --------------------------- ------------------ ------------------ --------------
Melvin D. & Darlene B. Peterson                            25,000             25,000                  0              0
-------------------------------------- --------------------------- ------------------ ------------------ --------------
                                                          104,448            104,448
DJ Priano (Officer)                                      w161,557            w36,557           w125,000   Less than 1%
-------------------------------------- --------------------------- ------------------ ------------------ --------------
Eric Richardson                                            75,000             75,000                  0              0
-------------------------------------- --------------------------- ------------------ ------------------ --------------
                                                           15,000             15,000
September Corporation (3)                                 w30,000                               w30,000   Less than 1%
-------------------------------------- --------------------------- ------------------ ------------------ --------------
Ned  P. Siegfried                                          35,000             35,000                  0              0
-------------------------------------- --------------------------- ------------------ ------------------ --------------
Richard B. Smidt                                           25,000             25,000                  0              0
-------------------------------------- --------------------------- ------------------ ------------------ --------------
SI Real Estate Employee Profit
Sharing Trust                                             150,000            150,000                  0              0
-------------------------------------- --------------------------- ------------------ ------------------ --------------
Max E. Sorenson
(Former Officer)                                          w88,750            w88,750                  0              0
-------------------------------------- --------------------------- ------------------ ------------------ --------------
                                                           19,200             19,200
Steven G. Stewart (Officer)                                w6,720             w6,720                  0              0
-------------------------------------- --------------------------- ------------------ ------------------ --------------
Gary Stratiner                                             25,000             25,000                  0              0
-------------------------------------- --------------------------- ------------------ ------------------ --------------
Ronald S. Tanner                                           50,000             50,000                  0              0
-------------------------------------- --------------------------- ------------------ ------------------ --------------
TI Venture Capital AG                                      35,000             35,000                  0              0
-------------------------------------- --------------------------- ------------------ ------------------ --------------
Kelly Trimble                                              14,705             14,705                  0              0
-------------------------------------- --------------------------- ------------------ ------------------ --------------
Cory Turnbow IRA                                           45,000             45,000                  0              0
-------------------------------------- --------------------------- ------------------ ------------------ --------------
Lynn Turnbow
(former limited partner)                                  110,000            110,000                  0              0
-------------------------------------- --------------------------- ------------------ ------------------ --------------
Stephen B. Utley                                           55,000             55,000
(former consultant)                                       w60,000                               w60,000   Less than 1%
-------------------------------------- --------------------------- ------------------ ------------------ --------------
Vanderhoof Family Trust
(former limited partner)                                   37,820             35,000              2,820   Less than 1%
-------------------------------------- --------------------------- ------------------ ------------------ --------------
Michael D. Vanderhoof
(finder, former limited partner)                          577,105            535,823             41,282   Less than 1%
-------------------------------------- --------------------------- ------------------ ------------------ --------------

                                       14

                                                                                      Shares Beneficially Owned After
                                            Number of Shares                                   the Offering,
                                        Beneficially Owned Prior     Shares to be         Assuming All Registered
               Name of                      to the Offering,        Registered for            Shares Are Sold
          Beneficial Owner               Including Convertible        Sale in the     ---------------------------
                                               Securities             Offering(1)           Number        Percent(2)
-------------------------------------- --------------------------- ------------------ ------------------ --------------
Michael Vetere                                             15,000             15,000                  0              0
-------------------------------------- --------------------------- ------------------ ------------------ --------------
                                                          390,832             95,744            295,088
Raymond J. Weller (Director)                             w155,260            w33,510           w121,750           1.9%
-------------------------------------- --------------------------- ------------------ ------------------ --------------
Whisper Investment Company (3)
(finder, former limited partner)                           62,904             50,000             12,904   Less than 1%
-------------------------------------- --------------------------- ------------------ ------------------ --------------
Douglas A. Wilson                                          36,764             36,764                  0              0
-------------------------------------- --------------------------- ------------------ ------------------ --------------

(1) This column indicates shares of common stock. The letter "w" indicates shares issuable upon exercise of warrants and options.

(2) Indicates the percentage of Covol's common stock outstanding, assuming exercise of warrants and options by the indicated selling stockholders.

(3) Indicates entities in which Mark V. Peterson, a broker and finder for Covol, holds a beneficial interest. Mr. Peterson holds a majority interest in Alpine Securities Corporation, Assarion, Inc., September Corporation, and Whisper Investment Company and holds a minority interest in Banyan Investment Co.


         This prospectus applies to the offer and sale by the selling stockholders of common stock of Covol. The shares being offered for sale include 4,007,403 shares currently owned by the selling stockholders and 221,286 shares obtainable by exercising warrants and options which they owned as of the date of this prospectus.

                              PLAN OF DISTRIBUTION

     The selling stockholders may sell some or all of their shares at any time and in any of the following ways. They may sell their shares:

o To underwriters who buy the shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time;
o Through brokers, acting as principal or agent, in transactions, which may involve block transactions, on The Nasdaq Stock Market(SM) or on other exchanges on which the shares are then listed, in special offerings, exchange distributions pursuant to the rules of the applicable exchanges or in the over-the-counter market, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices;
o Directly or through brokers or agents in private sales at negotiated prices; or
o In open market transactions in reliance upon rule 144 under the Securities Act, provided the selling stockholders comply with the requirements of the rule; or

o        By any other legally available means.

         The selling stockholders may pay part of the proceeds from the sale of shares in commissions and other compensation to underwriters, dealers, brokers or agents who participate in the sales.

         To the knowledge of Covol, the sellers purchased in the ordinary course of investment.

         At the time the sellers purchased the securities to be resold, they represented to Covol that they had purchased the securities for their own account and not with a view to distribution or resale.

         Some states may require shares to be sold only through registered or licensed brokers or dealers. In addition, some states may require the shares to be registered or qualified for sale unless an exemption from registration or qualification is available and complied with.

         We  have  agreed  to  indemnify   the  selling   stockholders   against
liabilities under the Securities Act, or to contribute to payments the selling stockholders may be required to make under the Securities Act.

                                  LEGAL MATTERS

         Harlan M. Hatfield, Vice President and General Counsel of Covol, has rendered an opinion as to the validity of the shares offered under this prospectus.

                                     EXPERTS

         The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Covol Technologies, Inc. for the fiscal year ended September 30, 1999, have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given upon the authority of said firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

         Item 14. Other Expenses of Issuance and Distribution.

         The following is a list of the estimated expenses to be incurred by the Registrant in connection with the issuance and distribution of the Shares being registered hereby.


            SEC Registration Fee................................   $ 1,775.03
            Accountants' Fees and Expenses......................   $ 2,000.00
            Legal Fees and Expenses.............................   $ 2,000.00
            Miscellaneous.......................................   $ 1,000.00
                                                                   ----------
                 TOTAL..........................................   $ 6,775.03



         Item 15. Indemnification of Directors and Officers.

         Section 145 of the General Corporation Law of the State of Delaware allows us to indemnify our officers, directors, employees and agents, as well as persons who have served in these capacities for other corporations at our request, for reasonable costs and expenses associated with civil and criminal suits related to their services in these capacities. The indemnification applies to civil cases arising from acts made in good faith, reasonably believing that they were in the best interests of the corporation. It may also apply to criminal cases if the person had no reason to believe his conduct was unlawful. In some cases, the availability of indemnification may be up to the discretion of the court in which the suit was brought.

         The Registrant's Certificate of Incorporation, as amended, has the following indemnification provisions:

              This Corporation shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent not prohibited by law in existence either now or hereafter.

         The Registrant's By-laws similarly provide that the Registrant shall indemnify its officers and directors to the fullest extent permitted by the Delaware Law.

     Item 16.  Exhibits.

Exhibit
Number                         Description                                              Location
------                         -----------                                              --------
2.1            Agreement and Plan of Reorganization, dated July 1, 1993 between the         (1)
               Registrant and the Stockholders of R1001

2.2            Agreement and Plan of Merger dated August 14, 1995 between the               (1)
               Registrant and Covol Technologies, Inc., a Delaware corporation

2.3            Stock Purchase Agreement, dated July 1, 1993, among the Registrant,          (1)
               Lloyd C. McEwan, Michael McEwan, Dale F. Minnig and Ted C. Strong
               regarding the purchase of Industrial Management & Engineering, Inc. and
               Central Industrial Construction, Inc.

2.4            Stock Sale Transaction Documentation, effective as of September 30,          (1)
               1994, between the Registrant and Farrell F. Larson regarding Larson
               Limestone Company, Inc.

2.5            Stock Purchase Agreement dated February 1, 1996 by and among the             (1)
               Registrant, Michael McEwan and Gerald Larson regarding the sale of
               State, Inc., Industrial Engineering & Management, Inc., Central
               Industrial Construction, Inc., and Larson Limestone Company, Inc.

2.5.1          Amendment to Share Purchase Agreement regarding the sale of the              (1)
               Construction Companies

2.5.2          Amendment No. 2 to Share Purchase Agreement regarding the sale of the        (2)
               Construction Companies

3.1            Certificate of Incorporation of the Registrant                               (1)

3.1.1          Certificate of Amendment of the Certificate of Incorporation of the          (1)
               Registrant dated January 22, 1996

3.1.2          Certificate of Amendment of the Certificate of Incorporation dated June      (3)
               25, 1997

3.1.3          Certificate of Designation, Number, Voting Powers, Preferences and           (4)
               Rights of the Registrant's Series A 6% Convertible Preferred Stock
               (Originally designated as Exhibit No. 3.1.2)

3.1.4          Certificate of Designation, Number, Voting Powers, Preferences and           (5)
               Rights of the Registrant's Series B Convertible Preferred Stock
               (Originally designated as Exhibit No. 3.1.3)

                                       18


3.1.5          Certificate of Designation, Number, Voting Powers, Preferences and           (8)
               Rights of Covol's Series C 7% Convertible Preferred Stock.

3.1.6          Certificate of Designations, Number, Voting Powers, Preferences and          (9)
               Rights of the Series of the Preferred Stock of Covol Technologies, Inc.
               to be Designated Series D 7% Cumulative Convertible Preferred Stock.

3.1.6.1        Amendment and Waiver to Certificate of Designations Preferences and         (11)
               Rights of the Series of the Preferred Stock of Covol Technologies, Inc.
               to be Designated Series D Cumulative Convertible Preferred Stock.

3.1.7          Certificate of Amendment of the Certificate of Incorporation dated          (10)
               March 1, 2000

3.2            By-Laws of the Registrant                                                    (1)

3.2.1          Certificate of Amendment to Bylaws of the Registrant dated January 31,       (1)
               1996

3.2.2          Certificate of Amendment to the Bylaws dated May 20, 1997 (Originally        (3)
               designated as Exhibit No. 3.2.1)

3.2.3          Certificate of Amendment to the Bylaws dated June 25, 1997  (Originally      (3)
               designated as Exhibit No. 3.2.2)

4.1            Promissory Note between Covol and Mountaineer Synfuel, L.L.C. dated May      (6)
               5, 1998 (filed as Exhibit 10.52.2 to the filing referenced in the next column)
4.2            Promissory Note dated December 8, 1998 of Covol to Mountaineer Synfuel,      (7)
               L.L.C. (filed as Exhibit 10.52.4 to the filing referenced in the next column)

4.3            Security Agreement dated December 8, 1998 between Mountaineer Synfuel,       (7)
               L.L.C. and Covol (filed as Exhibit 10.52.5 to the filing referenced in the next column)

4.4            Convertible Secured Note executed by Covol in favor of OZ Master Fund,       (9)
               Ltd., dated as of March 17, 1999 (filed as exhibit 10.58.1 to the filing referenced in the next column)

5.1            Opinion of Harlan M. Hatfield regarding legality of shares                    *

23.1           Consent of PricewaterhouseCoopers LLP                                         *

                                       19

24.1           Power of Attorney (included in Part II of this Registration Statement)
------------------------

*    Attached hereto.

Unless another exhibit number is indicated as the exhibit number for the exhibit as "originally filed," the exhibit number in the filing in which any exhibit was originally filed and to which reference is made hereby is the same as the exhibit number assigned herein to the exhibit.

(1) Incorporated by reference to the indicated exhibit filed with the Registrant's Registration Statement on Form 10, filed February 26, 1996.
(2) Incorporated herein by reference to the indicated exhibit filed with the Registrant's Registration Statement on Form 10/A, Amendment No. 2, dated April 24, 1996.
(3) Incorporated by reference to the indicated exhibit filed with the Registrant's Quarterly Report on Form 10-Q, for the quarterly period ended June 30, 1997.
(4) Incorporated by reference to the indicated exhibit filed with the Registrant's Current Report on Form 8-K, dated August 19, 1997.
(5) Incorporated by reference to the indicated exhibit filed with the Registrant's Current Report on Form 8-K, for event dated September 18, 1997, filed October 28, 1997.
(6) Incorporated by reference to the indicated exhibit filed with the Registrant's Quarterly Report on Form 10-Q, for the quarterly period ended June 30, 1998.
(7) Incorporated by reference to the indicated exhibit filed with the Registrant's Annual Report on Form 10-K, for the fiscal year ended September 30, 1998.
(8) Incorporated by reference to the indicated exhibit filed with the Registrant's Quarterly Report on Form 10-Q, for the quarterly period ended December 31, 1998.
(9) Incorporated by reference to the indicated exhibit filed with the Registrant's Current Report on Form 8-K, for event dated March 17, 1999, filed on March 24, 1999.
(10) Incorporated by reference to the indicated exhibit filed with the Registrant's Current Report on Form 8-K, for event dated February 29, 2000, filed on March 2, 2000.
(11) Incorporated by reference to the indicated exhibit filed with the Registrant's Current Report on Form 8-K, for event dated March 15, 2000, filed on March 30, 2000.

     Item 17.  Undertakings.

A.       The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission (the "Commission") by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    B. The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    C. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    D.   The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon rule 430A and contained in a form of prospectus filed by the Registrant pursuant to rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah on April 10, 2000.

                                             COVOL TECHNOLOGIES, INC.



                                           By: /s/   Kirk A. Benson
                                               ---------------------------------
                                               Chief Executive Officer, Chairman

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         KNOW  ALL MEN BY THESE  PRESENTS,  that  each  person  whose  signature appears below in so signing also makes, constitutes and appoints Harlan M. Hatfield as true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to execute and cause to be filed with the Securities and Exchange Commission any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, with exhibits thereto and other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, and hereby ratifies and confirms said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.


      Signature                      Title                            Date
      ---------                      -----                            ----

/s/ Kirk A. Benson           Chief Executive Officer and         April 10, 2000
-------------------------    Director
Name

/s/ Brent M. Cook            President and Director              April 10, 2000
-------------------------
Name

/s/ Steven G. Stewart        Chief Financial and Accounting      April 10, 2000
-------------------------    Officer
Name

/s/ DeLance W. Squire        Director                            April 10, 2000
-------------------------
Name

/s/ James A. Herickhoff      Director                            April 10, 2000
-------------------------
Name

/s/ Raymond J. Weller        Director                            April 10, 2000
-------------------------
Name

/s/ John P. Hill, Jr.        Director                             April 10, 2000
-------------------------
Name

                                       23